Exhibit 99.1

For release: May 8, 2026

Contact: Brian F. Kidd, SVP/CFO

Phone: (615) 890-2020

NHC Reports First Quarter 2026 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended March 31, 2026 totaled $381,821,000 compared to $373,697,000 for the quarter ended March 31, 2025, an increase of 2.2%.

For the quarter ended March 31, 2026, the reported GAAP net income attributable to NHC was $35,857,000 compared to $32,205,000 for the same period in 2025. Excluding the unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2026 was $30,089,000 compared to $24,838,000 for the same period in 2025, an increase of 21.1% (*). The GAAP diluted earnings per share were $2.27 and $2.07 for the quarters ending March 31, 2026 and 2025, respectively. Adjusted diluted earnings per share were $1.91 and $1.59 for the quarters ending March 31, 2026 and 2025, respectively (*).

(*) - See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

As of May 1, 2026, NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,323 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 777 units, three behavioral health hospitals, 34 homecare agencies, and 33 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q, and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2026	2025
	(unaudited)
Revenues:
Net patient revenues	$369,805	$361,607
Other revenues	12,016	12,090
Net operating revenues	381,821	373,697

Costs and expenses:
Salaries, wages and benefits	235,074	228,130
Other operating	91,237	92,457
Facility rent	11,643	11,365
Depreciation and amortization	11,614	10,978
Total costs and expenses	349,568	342,930

Income from operations	32,253	30,767

Non-operating income	3,757	4,079
Interest expense	(269)	(2,106)
Unrealized gains on marketable equity securities	9,074	10,982

Income before income taxes	44,815	43,722
Income tax provision	(8,712)	(11,432)
Net income	36,103	32,290

Net income attributable to noncontrolling interest	(246)	(85)

Net income attributable to National HealthCare Corporation	$35,857	$32,205

Net income per common share
Basic	$2.31	$2.09
Diluted	$2.27	$2.07

Weighted average common shares outstanding
Basic	15,541,634	15,438,306
Diluted	15,770,507	15,575,752

Dividends declared per common share	$0.64	$0.61

Balance Sheet Data	March 31	December 31
(in thousands)	2026	2025

Cash, cash equivalents and marketable securities	$258,352	$255,801
Restricted cash, cash equivalents and marketable securities	160,258	159,848
Current assets	465,576	461,820
Property and equipment, net	671,823	673,797
Total assets	1,524,094	1,526,419
Current liabilities	250,825	246,132
Current and long-term debt	-	40,000
NHC stockholders' equity	1,090,949	1,068,772

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Selected Operating Statistics

	Three Months Ended
	March 31
	2026	2025
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$630.44	$612.13
Managed Care	507.06	492.40
Medicaid	292.21	281.67
Private Pay and Other	349.92	337.04
Average Skilled Nursing Per Diem	$371.69	$360.14

Skilled Nursing Patient Days:
Medicare	84,040	86,254
Managed Care	83,376	83,646
Medicaid	362,293	363,642
Private Pay and Other	194,747	184,594
Total Skilled Nursing Patient Days	724,456	718,136

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2026	2025
	(unaudited)

Net income attributable to National Healthcare Corporation	$35,857	$32,205
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(9,074)	(10,982)
Stock-based compensation expense	1,280	1,027
Income tax provision on non-GAAP adjustments	2,026	2,588
Non-GAAP Net income	$30,089	$24,838

GAAP diluted earnings per share	$2.27	$2.07
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(0.57)	(0.71)
Stock-based compensation expense	0.08	0.06
Income tax provision on non-GAAP adjustments	0.13	0.17
Non-GAAP diluted earnings per share	$1.91	$1.59

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